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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO.______

                           Spacetec IMC Corporation
- --------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
- --------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  846281-10-3
                          --------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. A fee not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- --------------------------                               ---------------------
  CUSIP NO. 846281-10-3                 13G                PAGE 2 OF 5 PAGES
           --------------                                      ---  ---
- --------------------------                               ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Spatial Systems Ltd.
- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4      State of New South Wales, Australia


- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                            1,132,164
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                   0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               1,132,164

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8              0

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
            1,132,164

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
            15.64%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                 CO

- ------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER:

     Spacetec IMC Corporation is the issuer of the shares held by the reporting entity.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     Spacetec IMC Corporation has its principal executive offices at The Boott Mill, 100 Foot of John Street, Lowell, Massachusetts, 01852-9126.

ITEM 2(A).  NAME OF PERSON FILING:

     Spatial Systems Ltd. is the entity filing this Schedule.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

     Spatial Systems Ltd. has its principal business office at Level 8, 139 Macquarie Street, Sydney, NSW, Australia 2000.

ITEM 2(C).  PLACE OF ORGANIZATION:

     Spatial Systems Ltd. is organized in the State of New South Wales,
Australia.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

     Common Stock

ITEM 2(D).  CUSIP NUMBER:

     846281-10-3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(H), CHECK WHETHER THE PERSON FILING IS A:

     Not applicable.

ITEM 4.  OWNERSHIP:

     (a)    Amount beneficially owned:                          1,132,164 shares
     (b)    Percent of class:                                   15.64%
     (c)    Number of shares as to which such person has:
            (i)     sole power to vote or to direct the vote:   1,132,164 shares
            (ii)    shared power to vote or to direct the vote:       0
            (iii)   sole power to dispose or to direct
                    the disposition of:                         1,132,164 shares
            (iv)    shared power to dispose or to direct
                    the disposition of:                               0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

     Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

     Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

     Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

     Not applicable.

ITEM. 10.  CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



            [The remainder of this page is intentionally left blank]

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       26.4.96
                                      -----------------------------------------
                                                        (Date)



                                                /s/ J. Grant Jagelman
                                      -----------------------------------------
                                                    (Signature)


                                      J. Grant Jagelman/Chief Executive Officer
                                      -----------------------------------------
                                                    (Name/Title)